Exhibit 4.26

CONFIDENTIAL

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

NEUROSIGMA, INC.

CONVERTIBLE PROMISSORY NOTE

February 28, 2014

$2,000,000	Los Angeles, California

FOR VALUE RECEIVED, NeuroSigma, Inc., a Delaware corporation (the “Company”), promises to pay to the order of LSU Alumni Association, a Louisiana non-profit corporation (“Holder”) the principal sum of $2,000,000 (the “Principal Amount”), together with interest accruing on the unpaid portion of the Principal Amount from the date hereof until the Maturity Date (as defined in Section 1(a)), at the rate of 10.0% per annum.

1. Payments.

(a) The unpaid portion of the Principal Amount, and all accrued and unpaid interest thereon, shall be due and payable upon the first to occur of the following (the “Maturity Date”): (i) the date that is the two (2) year anniversary of the date hereof, (ii) a Change in Control, or (iii) the liquidation or dissolution of the Company. As used herein, a “Change in Control” shall mean (A) the merger, consolidation or other reorganization of the Company, with or into one or more entities, as a result of which the outstanding shares of the Company immediately prior to such merger or consolidation are, or are to be, converted (x) solely into cash or non-voting securities of the surviving or resulting entity, or (y) at least in part into voting securities of the surviving or resulting entity, but such voting securities will represent less than 50% of the outstanding voting securities of the surviving or resulting entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company to a person that was not a stockholder thereof on the date of this Agreement; or (C) a person who is not a stockholder or an affiliate thereof as of the date of this Agreement acquires directly or indirectly 80% or more of the Company’s outstanding voting securities.

(b) All payments due and payable from the Company to Holder under this Note shall be made in lawful currency of the United States of America at the address of Holder as set forth in Holder’s signature page hereto, or such other place as Holder shall designate in writing, and, at Holder’s option, shall be payable by check or wire transfer.

2. Prepayments. Except to the extent expressly permitted in writing by Holder, prior to the Conversion Date (as defined below), the Company shall not be entitled to prepay any portion of the outstanding Principal Amount of this Note. In the event Holder has not exercised its rights pursuant to Section 5 below to convert the outstanding Principal Amount and unpaid accrued interest of this Note in full into shares of the Company’s common stock upon the closing of the Next Equity Financing (as defined below) prior to the date that is thirty (30) days following the closing of the Next Equity Financing (the “Conversion Date”), prepayment of any portion of the outstanding Principal Amount and unpaid accrued interest of this Note may be made by the Company at any time without penalty.

3. Events of Default.

(a) An “Event of Default” under this Note shall mean the occurrence of any of the following:

(i) Failure to Make Payments When Due. Failure of the Company to pay any principal, interest or other amount due under this Note when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and the failure of the Company to cure such default within 10 business days of written notice of such default by Holder to the Company;

(ii) Breach of Covenants. Any other failure by the Company to perform its obligations under this Note, and the failure of the Company to cure such default within 30 calendar days of written notice of such default by Holder to the Company;

(iii) Involuntary Bankruptcy, Etc. Any involuntary case or other proceeding shall be commenced against the Company or a subsidiary thereof seeking liquidation, reorganization or other relief under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”), or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days, or an order for relief shall be entered against the Company or a subsidiary thereof under the Bankruptcy Code or any other domestic or foreign bankruptcy laws as now or hereafter in effect, or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company; or

(iv) Voluntary Bankruptcy, Etc. An order for relief shall be entered with respect to the Company; or the Company or a subsidiary thereof shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or the Company or a subsidiary thereof shall make an assignment for the benefit of creditors; or the Company or a subsidiary thereof shall admit in writing its inability to pay its debts as such debts become due; or the Board of Directors of the Company shall adopt any resolution or otherwise authorize action to approve any of the foregoing.

(b) Upon the occurrence of an Event of Default under Section 3(a)(i) or (ii), inclusive, of this Note, the entire unpaid portion of the Principal Amount, all accrued but unpaid interest and all other amounts due Holder hereunder shall become due and payable at the option of Holder upon notice to the Company of such acceleration. Upon the occurrence of an Event of Default under Section 3(a)(iii) or (iv) of this Note, the entire unpaid portion of the Principal Amount, all accrued but unpaid interest and all other amounts due Holder hereunder shall immediately become due and payable.

4. Usury. Regardless of any other provision of this Note to the contrary, if for any reason the effective rate of interest under this Note should exceed the maximum lawful rate of interest, after giving effect to any applicable exemption to applicable usury laws, then the effective rate of interest under this shall be deemed reduced to, and shall be, such maximum lawful rate of interest, and (a) the amount which would otherwise be excessive interest shall be deemed applied to the reduction of the outstanding Principal Amount and not the payment of interest, and (b) if the loan evidenced by this Note has been or is hereby paid in full, the excess principal payment under the foregoing clause (a) shall be returned to the Company. The parties agree that any such application of excessive interest to the outstanding Principal Amount or the refunding of such excess interest shall be a complete settlement and acquittance thereof.

5. Conversion Rights.

(a) Definition. For purposes of this Agreement, “Next Equity Financing” shall mean the next future issuance of common stock of the Company, but only to the extent that such issuance of common stock of the Company is consummated on or before the Maturity Date, pursuant to which the Company receives aggregate gross proceeds of not less than $50,000,000 from such financing, excluding the amount of this Note and any other notes or other indebtedness converted in connection with such financing.

(b) Conversion.

(i) Voluntary Conversion. The outstanding Principal Amount and unpaid accrued interest of this Note shall, upon the election of Holder in its sole and absolute discretion, be converted into shares of the Company’s common stock upon the closing of the Next Equity Financing. The number of shares of the Company’s common stock to be issued upon such conversion shall be equal to the quotient resulting from the fraction in which (i) the numerator is the outstanding Principal Amount and unpaid accrued interest due on the Note on the date of conversion, and (ii) the denominator of which is the product obtained by multiplying 80% by the price per share of the Company’s common stock sold or issued in the Next Equity Financing. At least 3 business days prior to the closing of the Next Equity Financing, the Company shall notify Holder in writing of the terms under which the Company’s common stock will be sold in such financing. On or prior to the closing of the Next Equity Financing, Holder shall notify the Company in writing of whether it will be exercising its conversion rights under this Section 5(b) in connection with such financing. If applicable, the conversion of the Note into the Company’s common stock shall occur on or promptly following the closing date of such Next Equity Financing, and prior to such conversion of the Note, Holder shall execute and deliver to the Company a subscription agreement substantially in the form attached hereto as Exhibit A. In the event the Holder does not elect to exercise its conversion rights under this Section 5(b) within the time periods provided in this Section 5(b), then Holder shall be deemed to have forever waived its conversion rights.

(ii) No Other Conversion. Except as set forth in Section 5, the Note shall not otherwise be convertible into the Company’s common stock or any other capital stock of the Company.

(iii) No Fractional Shares. The Company shall not be required to issue fractional shares of the Company’s common stock of the Company upon the conversion of the Note. If any fraction of a share of the Company’s common stock of the Company would, except for the provisions of this paragraph, be issuable on the conversion of the Note (or specified portion thereof), the Company shall pay an amount in cash calculated by it to be equal to the then fair market value per share of the Company’s common stock of the Company, as reasonably determined by the Board of Directors of the Company, multiplied by such fraction computed to the nearest whole cent.

6. Representations and Warranties of Holder. In connection with the transactions provided for herein, Holder hereby represents and warrants to the Company that:

(a) Purchase Entirely for Own Account. Holder acknowledges that this Note is issued to Holder in reliance upon Holder’s representation to the Company that this Note will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Note.

(b) Investment Experience. Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Holder also represents it has not been organized solely for the purpose of acquiring this Note.

(c) Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

(d) Restricted Securities. Holder understands that this Note and any securities issuable upon conversion hereof are characterized as a “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Holder represents that it is familiar with Rule 144 as promulgated by the SEC under the Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

7. Lock-Up Agreement. Holder agrees, in connection with the Company’s initial public offering of the Company’s securities, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Company’s securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the underwriters; provided, however, that such 180 day period may be extended to the extent necessary to permit any managing underwriter to comply with NASD Rule 2711(f)(4) or any successor rule thereto. Holder acknowledges that the Company will cause to be placed on any securities issued directly or indirectly upon the conversion of this Note pursuant to Section 5(b) the following legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCKUP PERIOD FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH LOCKUP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.”

8. Other Restrictive Legends. Holder acknowledges that the Company will cause to be placed on any securities issued directly or indirectly upon the conversion of this Note pursuant to Section 5(b) the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

9. Replacement of Lost Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor dated as of the date from which unpaid interest has then accrued on the lost, stolen, destroyed or mutilated Note.

10. Miscellaneous.

10.1 Governing Law. This Note shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without regard to its principles of conflicts of laws.

10.2 Entire Agreement. This Note, together with all of the other documents executed in connection herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.3 Amendments. No term of this Note may be amended, waived, discharged or terminated except by a written instrument signed by the Company and Holder.

10.4 Notices, etc. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

10.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Holder upon any breach or default of the Company under this Note shall impair any such right, power or remedy of Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Holder of any breach or default under this Note, or any waiver on the part of Holder of any provision or condition of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing.

10.6 Severability. In case any provision of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.7. Titles. The titles of the Sections and subsections of this Note are for convenience or reference only and are not to be considered in construing this Note.

[ Signature Page Follows ]

IN WITNESS WHEREOF, this Note is executed as of the date first above written.

THE “COMPANY”:		“HOLDER”:

NEUROSIGMA, INC., a Delaware corporation		LSU ALUMNI ASSOCIATION, a Louisiana non-profit corporation

By:	/s/ Leon Ekchian	By:	/s/ Charlie W. Roberts
Name:	Leon Ekchian	Name:	Charlie W. Roberts
Title:	President & CEO	Title:	President/CEO

Address:		Address:

10960 Wilshire Blvd., Suite 1910 Los Angeles, CA 90024		3838 West Lakeshore Drive Baton Rouge, LA 70809

EXHIBIT A

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into on [                , 20    ], between NeuroSigma, Inc., a Delaware corporation (the “Company”), and [                    ] (“Purchaser”).

The parties hereto agree as follows:

1. Purchase and Sale of the Common Stock. Purchaser agrees to purchase [            ] shares of the Common Stock of the Company (the “Purchaser Stock”), at a price of $[            ] per share for a total purchase price of $[            ] (the “Purchase Price”), to be paid contemporaneously with the effective date of this Agreement by delivery of such amount in cash to the Company.

2. Company Representations and Warranties. In connection with the issuance of the Purchaser Stock, the Company represents and warrants to Purchaser that:

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate authority to conduct its business as presently conducted by it and enter into this Agreement.

The issuance and sale of the Purchaser Stock in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and the issuance of the Purchaser Stock, when and if issued as provided herein and when the consideration therefor has been duly received by the Company, shall be duly and validly issued, fully paid and non-assessable.

This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order to decree to which the Company is subject.

3. Purchaser Representations and Warranties. In connection with the issuance of the Purchaser Stock, Purchaser represents and warrants to the Company that:

The Purchaser Stock is being acquired for Purchaser’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities and Exchange Act of 1933 (as amended, the “1933 Act”), or any applicable state securities laws, and the Purchaser Stock will not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

Purchaser is sophisticated in financial matters and is able to evaluate the risks and benefits of an investment in the Purchaser Stock. Purchaser understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss.

Purchaser is able to bear the economic risk of his investment in the Purchaser Stock for an indefinite period of time because the Purchaser Stock has not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an

Exhibit A

exemption from such registration is available. Purchaser: (i) understands and acknowledges that the Purchaser Stock being issued to Purchaser has not been registered under the 1933 Act, nor under the securities laws of any state, nor under the laws of any other country and (ii) recognizes that no public agency has passed upon the accuracy or adequacy of any information provided to Purchaser or the fairness of the terms of his investment in the Purchaser Stock.

Purchaser has received or otherwise been provided with access to copies of: (i) the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission relating to the Company’s offering of its shares of Common Stock (the “Registration Statement”); (ii) all material exhibits to the Registration Statement; and (iii) such other documents and information as Purchaser has deemed necessary or appropriate for the purpose of making an investment analysis.

This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Purchaser is a party or any judgment, order to decree to which Purchaser is subject.

Purchaser acknowledges and agrees that the Purchaser Stock shall be subject to a lockup period following the effective date of a registration statement of the Company filed under the 1933 Act, as set forth in that certain Convertible Promissory Note between the Purchaser and the Company.

Purchaser is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder.

4.	General Provisions.

Choice of Law. The law of the State of Delaware without reference to the conflict of laws provisions thereof, will govern all questions concerning the construction, validity and interpretation of this Agreement.

Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Purchaser.

Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute a single agreement.

Acceptance by the Company. It is understood that this subscription is not binding on the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and shall be noted by execution of this Agreement by the Company where indicated.

Stockholder. Purchaser hereby acknowledges that, once accepted by the Company, this subscription is not revocable by Purchaser. Purchaser agrees that, if this subscription is accepted, Purchaser shall, and Purchaser hereby elects to: (a) become a stockholder of the Company, (b) be bound by the terms and provisions hereof; and (c) execute any and all further documents when and as requested by the Company in connection with Purchaser becoming a stockholder of the Company.

[ Signature Page Follows ]

Exhibit A

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

PURCHASER:

By:
Name:
Title:

ACCEPTED AND AGREED TO:

NEUROSIGMA, INC., a Delaware corporation

By:
Name:
Title:

Exhibit A